Exhibit 99.1

Axiall Provides Update on Third-Quarter 2013 Outlook

ATLANTA — September 18, 2013 — Axiall Corporation (NYSE: AXLL) today provided an update to its outlook for the third quarter of 2013.

On August 1, company officials shared expectations that planned outage costs would increase in the third quarter compared to the second quarter of 2013 and that operating rates would be slightly lower in the third quarter than the second quarter.  The company also expected that caustic prices, PVC margins, building products volumes and margins and aromatics volumes would remain near second-quarter levels.

“Since that time, we elected to extend our planned VCM and PVC turnarounds to further improve reliability,” President and CEO Paul Carrico said today.  “Also, we accelerated two turnarounds from the fourth quarter of 2013 to the third quarter in our aromatics and chlorinated derivatives businesses.  We expect the combined impact of the operating plan changes in maintenance and the associated reductions in operating rates to be approximately $10-12 million of lower third-quarter Adjusted EBITDA, as compared to our original expectation.  Additionally, current market prices and margins in our chlor-alkali and vinyls businesses are trending lower than our expectations on August 1, which we believe will have a further impact on third quarter Adjusted EBITDA.

“Long-term, we remain confident that our integrated chemicals and building products business will continue to benefit from low-cost natural gas in North America and growing global demand for our broadened product portfolio,” Carrico said.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under Royal Building Products, Celect™, Zuri™, Kor Flo™, Overture, S4S and Exterior Portfolio brands, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements.  These statements relate to, among other things, our outlook for future periods, global demand for our products and the expected cost advantage of natural gas in North America and the expected duration of any such cost advantage and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release.  These risks and uncertainties include, among other things:  (i) a material adverse change, event or occurrence affecting Axiall or the chemicals business formerly owned by PPG Industries, Inc. with which Axiall merged; (ii) the ability of Axiall to successfully integrate the businesses of the chemicals business formerly owned by PPG, resulting in the combined company not operating as effectively and efficiently as expected; (iii) the possibility that the merger and related transactions may involve other unexpected costs, liabilities or delays; and (iv) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business after the merger, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Alan Chapple
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